Exhibit 99.1

August 28, 2015

Board of Directors

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Re:	Initial Registration Statement on Form S-4 of Gaming and Leisure Properties, Inc. to be filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 20, 2015 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than Gaming and Leisure Properties, Inc. (“GLPI”) and its affiliates) of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Pinnacle Entertainment, Inc. ( “Pinnacle”) of the exchange ratio of 0.85 shares of common stock, par value $ 0.01 per share, of GLPI to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of July 20, 2015 (the “Merger Agreement”), by and among the Company, GLPI and Gold Merger Sub, LLC, a wholly owned subsidiary of GLPI.

Our Opinion Letter was provided for the information and assistance of the Board of Directors of Pinnacle in connection with its consideration of the transaction contemplated by the Merger Agreement. We understand that Pinnacle has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the references to our Opinion Letter under the captions “SUMMARY—Opinion of Pinnacle’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of Pinnacle’s Board of Directors and Reasons for the Merger” and “THE MERGER—Opinion of Pinnacle’s Financial Advisor”, and to the inclusion of our Opinion Letter as an Annex to the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)